Exhibit 21

                         SUBSIDIARIES OF THE REGISTRANT

         The Registrant has one wholly owned subsidiary, Immaculate Eagle, Inc., d/b/a TFM Total Facilities Management and TFM Remanufactured Office Furniture. Immaculate Eagle, Inc. is a Michigan corporation.